                         ***Text Omitted and Filed Separately
                            Confidential Treatment Requested
                            Under 17 C.F.R. Sections 200.80, 200.83 and 230.406.



                                                                   EXHIBIT 10.31

                                LICENSE AGREEMENT


                                     BETWEEN
                          SIGNAL PHARMACEUTICALS, INC.
                                       AND
                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                               Case No. SD97-026

                           EXCLUSIVE LICENSE AGREEMENT

        This agreement ("Agreement") is made this 18th day of February, 1998 ("Effective Date") by and between Signal Pharmaceuticals, Inc., a California corporation having a principal place of business at 5555 Oberlin Drive, San Diego, California 92121 ("LICENSEE") and The Regents Of The University of California, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 ("THE REGENTS"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mailcode 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD")

                                    RECITALS

        Whereas, certain inventions, generally characterized as [***] ("Invention"), Case No. SD97-026, were made in the course of research at UCSD by [***] ("Inventors") and are covered by Regents' Patent Rights as defined below;

        Whereas, U.S. Patent Application, Serial No. [***] was filed in the United States Patent and Trademark Office by the Inventors on [***] and such application is included within Regents' Patent Rights;

        Whereas, the Inventors are employees of UCSD and as such are under an obligation to assign their rights to the Invention to THE REGENTS;

        Whereas, the development of the Invention was sponsored by Department of Health and Human Services and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. Sections 200-212 and applicable regulations;

        Whereas, LICENSEE and THE REGENTS executed a secrecy agreement, identified as U.C. Control No. 97-20-0108 and effective on April 17, 1997 ("Secrecy Agreement") under which LICENSEE evaluated the Invention;

        Whereas, LICENSEE and THE REGENTS executed a letter agreement, identified as U.C. Control No. 97-30-0130 and effective on June 10, 1997 ("Letter Agreement"), under which THE REGENTS and LICENSEE have negotiated the grant of license under Regents' Patent Rights;


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                                                                    Page 2 of 25

Exclusive License Agreement
Case No. SD97-026

        Whereas, LICENSEE is a "small business concern" as defined in 37 CFR
Section 121-12(a);

        Whereas, THE REGENTS is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

        Whereas, LICENSEE is desirous of obtaining certain rights from THE REGENTS for commercial development, use, and sale of the Invention, and THE REGENTS is willing to grant such rights;

        Whereas, LICENSEE desires to issue common stock of LICENSEE to THE REGENTS under the agreement appended hereto in Appendix A ("Shareholder's Agreement") as partial consideration for such rights; and

        Whereas, both parties recognize and agree that royalties due hereunder shall be paid on both pending patent applications and issued patents.

        Now, Therefore, the parties agree:

                             ARTICLE 1. DEFINITIONS.

        1.1 "Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least 50% of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least 50%, then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

        1.2 "Licensed Method" means any method that is covered by Regents' Patent Rights, the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

        1.3 "Licensed Product" means any material that is either

Exclusive License Agreement                                        Page 3 of 25
Case No. SD97-026


covered by Regents' Patent Rights, that is identified or produced by the Licensed Method, or that the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

        1.4 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, an Affiliate, or a sublicensee of LICENSEE, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts, including chargebacks; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; credits to customers because of rejections or returns; or bad debts. For purposes of calculating Net Sales, transfers to an Affiliate or sublicensee for end use by the Affiliate or sublicensee shall be treated as sales at list price.

        1.5 "Regents' Patent Rights" means any of the following: the U.S. patent application, serial number [***], entitled [***] disclosing and claiming the Invention, filed by Inventors and assigned to THE REGENTS; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.


                                ARTICLE 2. GRANT.

        2.1 Subject to the limitations set forth in this Agreement, THE REGENTS grants to LICENSEE a world-wide license under Regents' Patent Rights to make, have made, use, sell, have sold, offer for sale and import Licensed Products and to practice Licensed Methods.

        2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 hereof shall be exclusive for the life of the Agreement.

        2.3 The license granted in Paragraph 2.1 hereof is subject to all the applicable provisions of any license to the United


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Exclusive License Agreement                                         Page 4 of 25
Case No. SD97-026


States Government executed by THE REGENTS and is subject to the overriding obligations to the U.S. Government under 35 U.S.C. Sections 200-212 and applicable governmental implementing regulations.

        2.4 The license granted in Paragraph 2.1 hereof is for all fields of use.


        2.5 THE REGENTS reserves the right to use the Invention and associated technology for educational and research purposes.


                             ARTICLE 3. SUBLICENSES.

        3.1 THE REGENTS also grants to LICENSEE the right to issue sublicenses to third parties to make, have made, use, sell, have sold, offer for sale and import Licensed Products and to practice Licensed Methods, as long as LICENSEE has current exclusive rights thereto under this Agreement. To the extent applicable, sublicenses shall include all of the rights of and obligations due to THE REGENTS (and, if applicable, the United States Government) that are contained in this Agreement.

        3.2 LICENSEE shall promptly provide THE REGENTS with a copy of each sublicense issued; collect and guarantee payment of all payments due THE REGENTS from sublicensees; and summarize and deliver all reports due THE REGENTS from sublicensees.

        3.3 In the event that the license granted in this Agreement is terminated, THE REGENTS shall assume any sublicenses granted by LICENSEE hereunder, and THE REGENTS shall be held only to the obligations of THE REGENTS under this Agreement.


                          ARTICLE 4. LICENSE-ISSUE FEE.

        4.1 Within seven days after the Effective Date, LICENSEE shall pay to THE REGENTS [***], and issue to THE REGENTS [***] shares of LICENSEE's common stock (collectively, the "License Issue Fee") in accordance with the Shareholder's Agreement and in the manner provided in paragraph 7.1 hereof.

        4.2 The License-Issue Fee payable by LICENSEE as specified in paragraph
4.1 hereinabove is non-refundable, non-cancelable,


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

Exclusive License Agreement                                         Page 5 of 25
No. SD971-0426


and is not an advance against royalties.


                         ARTICLE 5. MILESTONE PAYMENTS.

        5.1 Within thirty (30) days following (i) [***] (ii) [***], whichever occurs first, LICENSEE shall pay to THE REGENTS [***] shares of LICENSEE's common stock in accordance with the Shareholder's Agreement and in the manner provided in paragraph 7.1 hereof.

        5.2 Within thirty (30) days following the date LICENSEE [***], LICENSEE shall pay to THE REGENTS [***] and issue to THE REGENTS [***] shares of LICENSEE's common stock in accordance with the Shareholder's Agreement and in the manner provided in paragraph 7.1 hereof.

        5.3 Within thirty (30) days following the date LICENSEE [***], LICENSEE shall pay to THE REGENTS [***] and issue to THE REGENTS [***] shares of LICENSEE's common stock in accordance with the Shareholder's Agreement and in the manner provided in paragraph 7.1 hereof.

        5.4 The milestone payments specified in paragraphs 5.1, 5.2 and 5.3 hereinabove are non-refundable and are not an advance against earned royalties.


                              ARTICLE 6. ROYALTIES.

        6.1 Earned Royalties. LICENSEE shall also pay to THE REGENTS an earned royalty of one percent (1.0%) of the Net Sales, except that in any given calendar quarter in which the Net Sales



                      ***Confidential Treatment Requested
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Exclusive License Agreement                                         Page 6 of 25
Case No. SD97-026


total less than [***] the earned royalty payable by LICENSEE to THE REGENTS shall be [***] of such Net Sales.


                            ARTICLE 7. PAYMENT TERMS.

        7.1 Stock Payments. The parties understand that THE REGENTS' Patent Policy (effective November 18, 1985) provides that the Inventors as a group are entitled to forty-two and one-half percent (42.5%) of net royalties and fees, whether in the form of cash or equity, received by THE REGENTS for licensing of the Invention to LICENSEE. The parties further understand that THE REGENTS' Policy on Accepting Equity When Licensing University Technology (effective February 16, 1996) provides that each of the Inventors may elect to: (i) directly receive his or her share of such equity, or (ii) have THE REGENTS accept his or her share of the equity. Accordingly, with respect to any payment in the form of equity due to THE REGENTS under this Agreement, THE REGENTS shall provide written notice to LICENSEE, within thirty (30) days after the execution of this Agreement by both parties, of the manner in which THE REGENTS would like any equity payments due under this Agreement distributed.

        7.2 Cash Payments. All monies due THE REGENTS are payable in United States dollars, all checks for such monies shall be made payable to "The Regents of the University of California", referencing THE REGENTS' taxpayer identification number, 95-6006144, and such checks shall be delivered to THE REGENTS pursuant to Article 20 (NOTICES). When Licensed Products are sold for monies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

        7.3 Royalties shall accrue in each country for the duration of Regents' Patent Rights in that country and are payable to THE REGENTS when Licensed Products are invoiced, or if not invoiced, when delivered to a third party. For earned royalties accruing on sale for cash (or the equivalent thereof) outside the United States, LICENSEE may delay payment of earned royalties until it actually receives payment from its customer, provided that such


                      ***Confidential Treatment Requested

Exclusive License Agreement                                         Page 7 of 25
Case No. SD97-026


delay does not exceed three (3) months from the date of invoice.

        7.4 Paragraphs 1.3, 1.4 and 1.6 define Licensed Methods, Licensed Products and Regents' Patent Rights so that royalties shall be payable on products and methods covered by pending applications and issued patents, provided that no earned royalties shall be payable under Regents' Patent Rights on pending claims once the claims are no longer pending due to abandoning prosecution thereof or that are pending more than thirty (30) years from the Effective Date. In no event shall any royalty be due under Regents' Patent Rights after the expiration of the last-to-expire patent licensed hereunder which covers LICENSEE's activities.

        7.5 LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

        7.6 Royalties earned on sales occurring in any country outside the United States may not be reduced by any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income. LICENSEE is also responsible for all bank transfer charges. Notwithstanding this, all payments made by LICENSEE in fulfillment of THE REGENTS' tax liability in any particular country shall be credited against earned royalties or fees due THE REGENTS for that country.

        7.7 If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold, LICENSEE shall have the right and option to make such payments by depositing the amount thereof in local currency to THE REGENTS' account, if any, in a bank or other depository in such country. THE REGENTS will use reasonable efforts to transfer the monies held in the account specified in this Paragraph 7.7 to the United States. If after one (1) year from the date of the first deposit into that account, there are still legal restrictions that prevent THE REGENTS from transferring the monies, THE REGENTS shall transfer the impounded funds back to LICENSEE, and LICENSEE shall convert the amount owed to THE REGENTS into United States funds and shall pay THE REGENTS directly from its U.S. source of funds for the amount impounded. LICENSEE shall then pay all future royalties


                      ***Confidential Treatment Requested

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Exclusive License Agreement                                         Page 8 of 25
Case No. SD97-026


due to THE REGENTS with respect to Net Sales in such country from its U.S. source of funds so long as the legal restrictions described in this Paragraph
7.7 still apply.

        7.8 In the event that any patent or patent claim within The Regents' Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can been taken, or by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before such final decision or that are based on another patent or claim not involved in such final decision.

        7.9 No royalties may be collected or paid on Licensed Products sold to the account of the U.S. Government or any agency thereof as provided for in the license to the U.S. Government.

        7.10 In the event royalty payments, rebillings or fees payable in cash are not received by THE REGENTS when due, LICENSEE shall pay to THE REGENTS interest charges at a rate of ten (10) percent per annum. Such interest shall be calculated from the date payment was due until actually received by THE REGENTS.


                            ARTICLE 8. DUE DILIGENCE.

        8.1 Upon execution of this Agreement, LICENSEE shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement.

        8.2 LICENSEE shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

        8.3 LICENSEE shall:

               (a) [***]


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


Exclusive License Agreement                                         Page 9 of 25
Case No. SD97-026


               (b) [***]

               (c) [***]

               (d) [***]

               (d) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

        8.4 In addition to the obligations set forth above, LICENSEE shall spend not less than [***] during [***] of this Agreement for the development of Licensed Products. LICENSEE may, at its sole option, fund the research of [***] and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph.

        8.5 Subject to paragraphs 8.1, 8.2 and 8.6 hereof, if LICENSEE believes that it will be unable to perform any of its obligations under paragraphs 8.3 or
8.4 hereinabove, LICENSEE shall deliver notice to THE REGENTS of its belief in its prospective inability to perform and reasons therefor, at least three (3) months before the date when such obligation or obligations to perform comes due. This notice shall be subject to Article 20 (NOTICES). Upon receipt of such notice, LICENSEE and THE REGENTS shall negotiate in good faith and for a period not to exceed three (3) months from the date of such notice ("Renegotiation Period") to re-establish a date or dates for performance of such obligation or obligations, which date or dates the parties consider reasonable under the then-current circumstances, and to establish what consideration, if any, THE REGENTS shall be entitled to in consideration for such re-established date or dates. If LICENSEE and THE REGENTS are unable to mutually agree within the Renegotiation Period to a reestablished date or dates for performance by LICENSEE and/or consideration for THE REGENTS, then THE REGENTS shall have the




                      *** Confidential Treatment Requested

Exclusive License Agreement                                        Page 10 of 25
Case No. SD97-026


right and option to either terminate this Agreement or reduce LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by THE REGENTS, shall supersede the rights granted in Article 2 (GRANT).

        8.6 Notwithstanding any other provision of this Article 8, LICENSEE shall be entitled to exercise its prudent and reasonable business judgment in the manner in which LICENSEE proceeds to meet its obligations under paragraphs 8.1, 8.2, 8.3 and 8.4 hereinabove.


                    ARTICLE 9. PROGRESS AND ROYALTY REPORTS.

        9.1    Progress Reports.

               (a) Beginning February 28, 1998 and semi-annually thereafter, LICENSEE shall submit to THE REGENTS a progress report covering LICENSEE's (and any Affiliate's or sublicensee's) activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. Progress reports shall be made for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States. These progress reports shall be considered "Confidential Information" for all purposes of Article 28 (SECRECY) hereof and shall be subject to the terms thereof.

               (b) Progress reports submitted under this paragraph should include, but are not limited to, the following topics:

                      (1) summary of work completed;

                      (2) summary of work in progress;

                      (3) current schedule of anticipated events or milestones;

                      (4)market plans for introduction of Licensed Products; and

                      (5) a summary of resources (dollar value) spent in the reporting period.

Exclusive License Agreement                                        Page 11 of 25
Case No. SD97-026

               (c) LICENSEE shall report to THE REGENTS, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

        9.2 Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall make quarterly royalty reports to THE REGENTS on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's most recently completed calendar quarter and shall show:

                (a) the gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter;

                (b) the number of each type of Licensed Product sold;

                (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products;

                (d) the method used to calculate the royalty; and

                (e) the exchange rates used.

If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.


                         ARTICLE 10. BOOKS AND RECORDS.

        10.1 LICENSEE shall keep accurate books and records showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

      10.2 Books and records shall be open to inspection by representatives or agents of THE REGENTS at reasonable times. THE REGENTS shall bear the fees and expenses of examination; but if an error in royalties of more than ten percent (10%) of the total royalties due for any year is discovered in any examination, then LICENSEE shall bear the fees and expenses of that examination.



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Exclusive License Agreement                                        Page 12 of 25
Case No. SD97-026


                       ARTICLE 11. TERM OF THE AGREEMENT.

        11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect for the life of the last-to-expire issued patent licensed under this Agreement; or if no patent in the Regents' Patent Rights issues, until the date of abandonment of the last patent application in the Regents' Patent Rights.

        11.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

                (a) Article 10 (BOOKS AND RECORDS);

                (b) Article 13 (DISPOSITIONS OF LICENSED PRODUCT ON HAND UPON TERMINATION);

                (c) Article 14 (USE OF NAMES AND TRADEMARKS);

                (d) Article 19 (INDEMNIFICATION);

                (e) Article 23 (FAILURE TO PERFORM);

                (f) Article 28 (SECRECY); and

                (g) Article 29 (DISPUTE RESOLUTION).


                            ARTICLE 12. TERMINATION.

        12.1 Termination by The Regents. If LICENSEE fails to perform or violates any term of this Agreement, then THE REGENTS may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to repair the default within ninety (90) days of the effective date of Notice of Default, THE REGENTS may terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owing at the time of termination and shall not impair any accrued right of THE REGENTS. These notices are subject to

Exclusive License Agreement                                        Page 13 of 25
Case No. SD97-026

Article 20 (Notices).

        12.2 Termination by Licensee.

               (a) LICENSEE has the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to THE REGENTS. Notice of termination shall be subject to
Article 20 (NOTICES), and termination of this Agreement shall be effective ninety (90) days from the effective date of notice.

               (b) Any termination under the above paragraph does not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to THE REGENTS or anything done by LICENSEE prior to the time termination becomes effective. Termination does not affect in any manner any rights of THE REGENTS arising under this Agreement prior to termination.


                  ARTICLE 13. DISPOSITION OF LICENSED PRODUCTS
                            ON HAND UPON TERMINATION.

        13.1 Upon termination of this Agreement, LICENSEE is entitled to dispose of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.


                    ARTICLE 14. USE OF NAMES AND TRADEMARKS.

        14.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents Of The University Of California" or the name of any campus of the University Of California is prohibited.

          14.2 THE REGENTS may disclose to the Inventors the terms and

Exclusive License Agreement                                        Page 14 of 25
Case No. SD97-026

conditions of this Agreement upon their request. If such disclosure is made, THE REGENTS shall require that the Inventors not disclose any such terms or conditions to others.

        14.3 If a third party inquires whether a license to Regents' Patent Rights is available, THE REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 2 to such third party, but shall not disclose the name of LICENSEE or any other term of this Agreement, except where THE REGENTS are required to disclose such information under either the California Public Records Act or other requirement of applicable law.


                          ARTICLE 15. LIMITED WARRANTY.

        15.1 THE REGENTS warrants to LICENSEE that it has the lawful right to grant this license.

        15.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

        15.3 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

        15.4 Nothing in this Agreement shall be construed as:

                (a) a warranty or representation by THE REGENTS as to the validity or scope of any Regents' Patent Rights;

                (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

                (c) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18 (PATENT INFRINGEMENT);

Exclusive License Agreement                                        Page 15 of 25
Case No. SD97-026


               (d) conferring by implication, estoppel or otherwise any license or rights under any patents of THE REGENTS other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's Patent Rights; or

               (e) an obligation to furnish any know-how not provided in Regents' Patent Rights.


                 ARTICLE 16. PATENT PROSECUTION AND MAINTENANCE.

        16.1 Provided that LICENSEE has paid patent costs as provided for in Paragraph 16.5, THE REGENTS shall diligently prosecute and maintain the United States and foreign patents comprising Regents' Patent Rights using counsel of its choice, and THE REGENTS shall provide LICENSEE with copies of all relevant documentation so that LICENSEE may be informed of the continuing prosecution and LICENSEE agrees to keep this documentation confidential. The Regents' counsel shall take instructions only from THE REGENTS, and all patents and patent applications under this Agreement shall be assigned solely to THE REGENTS.

        16.2 THE REGENTS shall use all reasonable efforts to amend any patent application to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold under this Agreement.

        16.3 LICENSEE shall apply for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and THE REGENTS agrees to execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

        16.4 In the event THE REGENTS as represented by the licensing associate at UCSD responsible for the administration of the license granted in this Agreement receives notice pertaining to infringement or potential infringement of any issued patent within Regents' Patent Rights pursuant to the Drug Price Competition Act and Patent Term Restoration Act of 1984 (and/or

Exclusive License Agreement                                        Page 16 of 25
Case No. SD97-026

European and Japanese counterparts of such law), THE REGENTS shall notify LICENSEE within thirty (30) days after receipt of such notice.

        16.5 LICENSEE shall bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement. Costs billed to THE REGENTS by THE REGENTS' counsel shall be rebilled to LICENSEE and shall be due within 30 days of rebilling by THE REGENTS. These costs include patent prosecution costs for the Invention incurred by THE REGENTS prior to the execution of this Agreement and any patent prosecution costs that may be incurred with respect to the Invention for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations. Prior costs shall be due on execution of this Agreement and billing by THE REGENTS. Such prior costs will be approximately twenty-two thousand U.S. dollars ($22,000).

        16.6 LICENSEE may request THE REGENTS to obtain patent protection on the Invention in foreign countries if available and if it so desires. LICENSEE shall notify THE REGENTS of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing shall be in writing, shall identify the countries desired, and shall reaffirm LICENSEE's obligation to underwrite the costs thereof. The absence of such a notice from LICENSEE to THE REGENTS shall be considered an election not to obtain or maintain foreign rights.

        16.7 LICENSEE's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect; provided, however, that LICENSEE may terminate its obligations with respect to any given patent application or patent upon three (3) months' written notice to THE REGENTS. THE REGENTS shall use reasonable efforts to curtail patent costs when such a notice is received from LICENSEE. THE REGENTS may continue prosecution and/or maintenance of such applications or patent(s) at its sole discretion and expense; provided, however, that LICENSEE shall have no further right or licenses thereunder. Non-payment of patent costs may be deemed by THE REGENTS as an election by LICENSEE not to maintain applications) or Patents).

         16.8     THE REGENTS may file, prosecute or maintain patent




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Case No. SD97-026

applications and/or patents arising therefrom at its own expense in any country in which LICENSEE has not elected to file, prosecute, or maintain such patent applications or patents in accordance with this Article, and those applications and resultant patents shall not be subject to this Agreement.

                           ARTICLE 17. PATENT MARKING.

      17.1 LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.


                        ARTICLE 18. PATENT INFRINGEMENT.

      18.1 If LICENSEE learns of the substantial infringement of any patent licensed under this Agreement, LICENSEE shall call THE REGENTS' attention thereto in writing within thirty (30) days after so learning and provide THE REGENTS with reasonable evidence of such infringement. Neither party shall notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use reasonable efforts in cooperation with each other to terminate infringement without litigation.

      18.2 LICENSEE may request that THE REGENTS take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated within ninety (90) days following the effective date of request, THE REGENTS then shall have the right to:

               (a)    commence suit on its own account, or

               (b)    refuse to participate in the suit;

and THE REGENTS shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement, at its own expense, if and only if THE REGENTS elects not to commence suit

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Case No. SD97-026


and if the infringement occurred during the period and in a jurisdiction where LICENSEE had exclusive rights under this Agreement. If, however, LICENSEE elects to bring suit in accordance with this paragraph, THE REGENTS may thereafter join that suit at its own expense.

        18.3 Such legal action as is decided on shall be at the expense of the party bringing suit and all recoveries recovered thereby shall belong to the party bringing suit; provided, however, that legal action brought jointly by THE REGENTS and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party. If LICENSEE pays all legal expenses, it shall have the right to offset one half of its out-of-pocket legal expense, to the extent they exceed any recoveries recovered by LICENSEE in such legal action, against any earned royalties payable under Paragraph 6.1; provided, however, that earned royalties payble under Paragraph 6.1 shall not be reduced in any given quarter by more than [***]. Any unused credit may be carried forward until LICENSEE has received full credit for its creditable legal expenses.

        18.4 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that THE REGENTS may be represented by counsel of its choice in any suit brought by LICENSEE.


                          ARTICLE 19. INDEMNIFICATION.

        19.1 LICENSEE shall indemnify, hold harmless and defend THE REGENTS, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability.

        19.2 LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement




                      *** Confidential Treatment Requested
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Case No. SD97-026


and obtain, keep in force and maintain insurance as follows, beginning with the date that Licensed Products or Licensed Methods are to used on or by third parties are first manufactured:

               (a) Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows!

                      (1) Each Occurrence, $1,000,000,

                      (2) Products/Completed Operations Aggregate, $5,000,000,

                      (3) Personal and Advertising Injury, $1,000,000, and

                      (4) General Aggregate (commercial form only), $5,000,000; and

               (b) The coverage and limits referred to under the above do not in any way limit the liability of LICENSEE. LICENSEE shall furnish THE REGENTS with certificates of insurance showing compliance with all requirements. Such certificates shall:

                        (1) provide for thirty (30) day advance written notice
                to THE REGENTS of any modification,

                        (2) indicate that THE REGENTS has been endorsed as an
                additional insured under the coverage referred to above, and

                        (3) include a provision that the coverage shall be
                primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by THE REGENTS.

        19.3 THE REGENTS shall within a reasonable time notify LICENSEE in writing of any claim or suit brought against THE REGENTS in respect of which THE REGENTS intends to invoke the provisions of this Article. LICENSEE shall keep THE REGENTS informed on a current basis of its defense of any claims under this Article.

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Case No. SD97-026


                              ARTICLE 20. NOTICES.

        20.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and effective:

               (a)    on the date of delivery if delivered in person, or

               (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

In the case of LICENSEE:

        Signal Pharmaceuticals, Inc.
        5555 Oberlin Drive
        San Diego, California 92121
        Attention:   Chief Executive Officer

In the case of THE REGENTS:

        University of California, San Diego
        Technology Transfer Office, Mailcode 0910
        9500 Gilman Drive
        La Jolla, CA 92093-0910
        Attention: Director


                           ARTICLE 21. ASSIGNABILITY.

        21.1 This Agreement may be assigned by THE REGENTS, but shall be personal to LICENSEE and assignable by LICENSEE only with the written consent of THE REGENTS, which consent shall not be unreasonably withheld.


                             ARTICLE 22. NO WAIVER.

        22.1 No waiver by either party of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

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Case No. SD97-026


                         ARTICLE 23. FAILURE TO PERFORM.

        23.1 In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys' fees in addition to costs and necessary disbursements.


                           ARTICLE 24. GOVERNING LAWS.

        24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.


               ARTICLE 25. PREFERENCE FOR UNITED STATES INDUSTRY.

        25.1 Because this Agreement grants the exclusive right to use or sell the Invention in the United States, LICENSEE agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof shall be manufactured substantially in the United States.


                ARTICLE 26. GOVERNMENT APPROVAL OR REGISTRATION.

        26.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. Licensee shall notify THE REGENTS if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.


                        ARTICLE 27. EXPORT CONTROL LAWS.

        27.1 LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products



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Case No. SD97-026

and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.


                              ARTICLE 28. SECRECY.

        28.1 "Confidential Information" shall mean information regarding the Invention disclosed by THE REGENTS to LICENSEE, or information regarding LICENSEE's business disclosed by LICENSEE to THE REGENTS, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the disclosing party (hereinafter, the "Disclosing Party"), marked as "Confidential" and sent to the receiving party (hereinafter, the "Recipient")

        28.2 Recipient hereby agrees:

               (a) not to use the Confidential Information of the Disclosing Party except for the sole purpose of performing under the terms of this Agreement;

               (b) to safeguard such Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature; and

               (c) not to disclose such Confidential Information to others (except to its employees, agents or consultants who are bound to Recipient by a like obligation of confidentiality) without the express written permission of the Disclosing Party, except that Recipient shall not be prevented from using or disclosing any of the Confidential Information that:

                      (1) Recipient can demonstrate by written records was previously known to it,

                      (2) is now, or becomes in the future, public knowledge other than through acts or omissions of Recipient,

                      (3) is lawfully obtained by Recipient from sources independent of the Disclosing Party, or

                      (4) is required to be disclosed by the California



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Case No. SD97-026

Public Records Act or other requirement of law.

        28.3 The secrecy obligations of Recipient with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.


                         ARTICLE 29. DISPUTE RESOLUTION.

        29.1 Mediation. Either party to this Agreement may refer a dispute arising under this Agreement and which cannot be resolved among themselves without assistance, to third-party mediation in accordance with the rules of the American Arbitration Association then in effect or successor thereto. Such referral to mediation shall be made by notifying the other party in writing in accordance with the provisions of Article 20 (NOTICES) hereto, stating the nature of the dispute to be resolved by such mediation. Any resolution of such dispute arrived at in such mediation shall not be binding on either of the parties.

        29.2 Arbitration.

               (a) Any such dispute that is not resolved within ninety (90) days after the date of such request for mediation in accordance with this Article 29 may be referred to and decided by arbitration, except for disputes based, in whole or in part, on Article 14 (USE OF NAME AND TRADEMARKS) hereof; Article 15 (LIMITED WARRANTY) hereof; Article 18 (PATENT INFRINGEMENT) hereof; Article 19 (INDEMNIFICATION) hereof; the validity of any claim of any patent or patent application within Regents' Patent Rights; or infringement by a party hereto, or a third party, of any claim of any patent within Regents' Patent Rights. Such referral to arbitration shall be made by notifying the other party in writing in accordance with the provisions of Article 20 (NOTICES) hereof, stating the nature of the dispute to be resolved.

               (b) The arbitration shall be held in San Diego, California, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect or any successor thereto. None of the arbitrators selected by the parties to conduct such arbitration shall be employees of the parties. If the parties cannot agree on mutually satisfactory arbitrators within thirty (30) days of

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Case No. SD97-026


the request of any party hereto for arbitration hereunder, such arbitrators shall forthwith be appointed pursuant to the aforesaid rules of the American Arbitration Association. The arbitrators shall establish an arbitration timetable resulting in a hearing, within one hundred and twenty (120) days of the original request to arbitrate.

               (c) The arbitrators as a panel may grant injunctions and any and all other forms of relief in such dispute permitted under the American Arbitration Association rules then in effect or successor thereto; provided, however, that such panel shall not award punitive damages and shall not award costs and expenses, including attorney's fees and expenses. The decision of the panel shall be final, conclusive and binding on the parties to such arbitration, and shall not be appealable. The decision of the panel shall be enforceable in any court of competent jurisdiction.


                           ARTICLE 30. MISCELLANEOUS.

        30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        30.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It shall be effective as of the Effective Date.

        30.3 No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

        30.4 This Agreement and the Shareholder's Agreement, together, embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement and Letter Agreement are both hereby terminated.

        30.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this



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Case No. SD97-026


Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

        In Witness Whereof, both THE REGENTS and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SIGNAL PHARMACEUTICALS, INC.:             THE REGENTS OF THE
                                          UNIVERSITY OF CALIFORNIA:


By /s/ CARL BOBKOSKI                      By /s/ ALAN S. PAAU
  ----------------------------              -----------------------------------
  (Signature)                               (Signature)


Name:  EVP                                   Alan S. Paau, Ph.D
     ---------------------------
Title Carl Bobkoski                          Director, Technology
     ---------------------------             Transfer Office

Date  Februaty 23, 1998                      Date    2/25/98
    ----------------------------                 -------------------------------